                                SUPPORT AGREEMENT

STRICTLY CONFIDENTIAL

                                                               February 25, 2007

Clean Power Income Fund and
Clean Power Operating Trust
67 Yonge Street
Toronto, Ontario
M5E 1J8

Attention:  H. Allen Jackson

Dear Sirs:

            On behalf of the Algonquin Power Income Fund ("APIF") and Algonquin
Power Trust ("APT"), we write to confirm APT's interest in making an offer to purchase all of the issued and outstanding units, including the units issuable upon the exchange of the exchangeable Class B units of Clean Power Limited
Partnership held by Canadian Environmental Energy Corporation ("CEEC"),
(collectively, the "Units") of Clean Power Income Fund ("CPIF") through the issuance of 0.6152 APIF trust units and a Contingency Value Receipt (as defined below) for each Unit (the "Offer Price"), based on an aggregate of 35,820,477
Units outstanding (on a fully diluted basis, exclusive of any Units issuable upon conversion of any 6.75% convertible debentures due December 31, 2010 (the
"Debentures") of CPIF). A "Contingency Value Receipt" will be issued on the terms set out in Schedule "B" hereto.

            This letter agreement (this "Agreement") sets out (i) certain terms and conditions of the Offer (as hereinafter defined), (ii) the agreement by the board of trustees ("Board of Trustees") of Clean Power Operating Trust ("CPOT")
on behalf of CPOT and CPIF, among other things, to recommend that holders of
Units accept the Offer, and (iii) other obligations and commitments of CPIF,
CPOT, APIF and APT in connection with the Offer.

                                    ARTICLE 1
                                    THE OFFER

1.1   Subject to the terms and conditions of this Agreement, APT agrees to make an offer to purchase 100% of the Units at the Offer Price per Unit (the "Offer",
which term shall include any one or more changes or variations to, or extensions of, such Offer, including, without limitation, increasing the consideration, waiving any condition or extending the date by which Units may be deposited, all in accordance with this Agreement) on the following terms and conditions:

                                      - 2 -

      (a)   APT shall mail or cause to be mailed to all holders of Units as soon as practicable, anticipated to be on or before 11:59 p.m. (Toronto time) on March 15, 2007, but in any event on or before 11:59 p.m.
            (Toronto time) on March 23, 2007, the Offer, which Offer shall be made by way of a take-over bid circular in compliance with the
            Securities Act (Ontario) and all other applicable securities laws, regulations and rules and the policy statements, orders and rulings of Canadian securities regulatory authorities (the "Securities
            Laws") and other applicable laws (collectively, "Applicable Law")
            and which Offer shall be subject to the conditions set forth in
            Schedule "A" hereto. The mailing of the Offer Documents (as defined below) shall be conditional on the following matters:

            (i)     that no Material Adverse Change or event or circumstance
                    which is reasonably likely to result in a Material Adverse
                    Change with respect to CPIF has occurred, other than any
                    Material Adverse Change (or any event or circumstance
                    involving a prospective Material Adverse Change) which has been previously generally disclosed to the public or
                    disclosed or made available in writing prior to the date
                    hereof to either APT or APIF (including materials placed in the data room prior to February 15, 2007 at 6:50 p.m.);

            (ii)    there has been no announcement of a Competing Transaction
                    (as defined below);

            (iii)   as of the date the Offer is to be made, there shall be no
                    breach of or non-compliance with any material covenant,
                    agreement or obligation of CPIF contained herein (in any
                    case, as determined by APT, acting reasonably);

            (iv)    that the trustees' circular prepared by the Board of
                    Trustees on behalf of CPIF shall be made available by CPIF to be mailed to holders of Units at the same time, and in
                    the same package, as the other Offer Documents (as defined below) and that in such trustees' circular the Board of
                    Trustees shall, subject to obtaining the fairness opinion
                    referred to in clause 1.1(a)(v) below, (A) make a unanimous recommendation that holders of Units accept the Offer, and
                    (B) unanimously conclude that the Offer is fair, from a
                    financial point of view, to holders of Units (other than APT or APIF);

            (v)     that the Offer is, in the opinion of the financial advisors retained by CPOT, fair from a Financial point of view to
                    holders of Units (other than APT or APIF);

            (vi)    the Offer shall have been approved by CPIF's lenders in
                    respect of the Sun Life and BNS working capital credit
                    facilities; and

            (vii)   CEEC shall have exchanged its Class B units of Clean Power
                    Limited Partnership for Units and either exchanged for Units or surrendered for cancellation the Special Voting Share of
                    Whitecourt Power Corp., on terms acceptable to APT, acting reasonably.

                                      - 3 -

            In this Agreement, a "Material Adverse Change", when used in connection with a party, means any change, effect, event or occurrence with respect to the condition (financial or otherwise), assets, liabilities, obligations, businesses, operations or results of operations of that party, its subsidiaries or affiliated entities that is or could reasonably be expected to be, material and adverse to that party, its subsidiaries and affiliated entities taken as a whole (which, for greater certainty, shall not include changes in the market price for the units of the party in and of themselves).

      (b)   The Offer shall expire on the 35th day following the date of mailing of the Offer to the holders of Units, except that the Offer may be extended by APT up to the Outside Date (as defined below) if the conditions thereto set forth in Schedule "A" are not satisfied on or by the date and time at which the Offer would otherwise expire;

      (c)   The documentation constituting the Offer to be mailed to unitholders shall include the take-over bid circular and trustees' circular
            (the "Offer Documents") and shall be prepared by APT and CPIF, as applicable, in compliance with Applicable Law; and

      (d)   Subject to the satisfaction or waiver of the conditions set forth in
            Schedule "A" and the terms hereof, APT shall, as soon as is practicable in the circumstances and in any event within the time periods required by Applicable Law, accept for payment and take up and pay for all Units deposited and not withdrawn under the Offer.
            For purposes hereof, "Effective Date" means the date upon which
            Units deposited and not withdrawn under the Offer are taken up and paid for by APT, which will not be later than May 14, 2007 or such later date as may be agreed upon by the parties (the "Outside
            Date").

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

2.1   REPRESENTATIONS AND WARRANTIES OF APT AND APIF. APT and APIF hereby jointly and severally represent and warrant to CPIF and CPOT, and acknowledge that CPIF and CPOT are relying on such representations and warranties, that:

      (a)   Existence. APT is an open-ended trust duly created and validly subsisting under the laws of the Province of Ontario and APIF is an open-ended mutual fund trust duly created and validly subsisting under the laws of the Province of Ontario;

      (b)   Authorization. No approvals by the unitholders of APIF are required pursuant to APIF's declaration of trust, as amended, in connection with the execution of this Agreement or the completion of the transactions contemplated herein and, upon the due execution and delivery of this Agreement by CPIF and CPOT, this Agreement shall be a valid and binding agreement of each of APT and APIF enforceable by
            CPIF and/or CPOT against each of APT and APIF in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that

                                      - 4 -

            equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;

      (c)   Reporting Issuer. APIF is a reporting issuer in good standing in all provinces of Canada where such a concept exists and has not been notified of nor is it aware of any material default or alleged material default by it of requirements of Applicable Law;

      (d)   Authorized Capital and Outstanding Securities. The authorized capital of APIF consists of an unlimited number of APIF units, of which as at January 30, 2007 73,007,823 APIF units were issued and outstanding. APIF also has Series 1 and Series 2 convertible debentures with a principal amount of $84,980,000 and $60,000,000 outstanding, respectively, and Algonquin (AirSource) Power LP had as at January 30, 2007 outstanding 3,120,704 units exchangeable (using an exchange ratio of 1 to 0.9808) for an aggregate of 3,060,786 APIF trust units. The continuous disclosure provided in respect of APIF together with the information disclosed herein is accurate in all material respects regarding issued and outstanding subscriptions, options, warrants, conversion privileges, exchange rights or similar options, calls, rights, commitments or agreements of any character creating an obligation on the part of APIF to issue, deliver or sell
            APIF units or other ownership interests in APIF;

      (e)   Continuous Disclosure Record. APIF's annual information forms, management information circulars, financial statements and accompanying management's discussion and analyses, material change reports and other continuous disclosure documents filed on SEDAR since January 1, 2006 (collectively, the "APIF Continuous Disclosure
            Record"), at the time filed (and if amended or superseded by a filing prior to the date of this Agreement then, on the date of such filing), (i) did not contain any material misrepresentation (as defined in Securities Laws), did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the requirements of Applicable Law. APIF has not filed any confidential material change report with the Ontario
            Securities Commission or any other securities regulator or any stock exchange, which, as of the date hereof, remains confidential;

      (f)   Financial Statements. Since January 1, 2006, the annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements of APIF, including the notes thereto, included in the APIF Continuous Disclosure Record (the
            "APIF Financial Statements") complied as to form in all material respects with applicable accounting requirements in Canada and with the published rules and regulations of applicable governing entities, the Canadian securities regulatory authorities and the
            Toronto Stock Exchange with respect thereto as of their respective dates, and have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other
            (except as may be indicated in the notes thereto) ("Canadian GAAP").
            The APIF Financial Statements present fairly, in all

                                      - 5 -

            material respects, the consolidated financial position, results of operations and cash flows of APIF and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and the absence of notes thereto) and reflect in all material respects appropriate and adequate reserves in respect of contingent liabilities, if any, of APIF and its subsidiaries and affiliated entities on a consolidated basis. There has been no change in APIF's accounting policies, except as described in the notes to the APIF
            Financial Statements;

      (g)   Material Changes. Since December 31, 2006, there has not been any undisclosed event or circumstance which would be reasonably expected to result in a Material Adverse Change with respect to APIF; and no undisclosed claim, action, proceeding, litigation, investigation or inquiry has been commenced or, to the knowledge of APIF. threatened against APIF or any subsidiary which, if determined adversely, would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change for APIF;

      (h)   Listing and Tradeability of APIF Units. The units of APIF to be provided as consideration in connection with the Offer will be duly issued as fully paid and nonassessable and listed and posted for trading on the Toronto Stock Exchange and will be freely tradeable under Securities Laws; and

      (i)   Takeover Bid Circular. The takeover bid circular prepared by APT and
            APIF in connection with the Offer will, when mailed, comply with
            Applicable Law and constitute full, true and plain disclosure concerning APIF and the Offer and will not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made, and will not contain any material misrepresentation (as defined in Securities Laws) likely, if the Offer is consummated, to be materially adverse to an acquiror of the APIF units.

2.2   REPRESENTATIONS AND WARRANTIES OF CPIF AND CPOT. CPIF and CPOT, jointly and severally, hereby represent and warrant to APT and APIF, and acknowledge that APT and APIF are relying on such representations and warranties, that:

      (a)   Existence. CPOT is an open-ended trust duly created and validly subsisting under the laws of the Province of Ontario. CPIF is an open-ended mutual fund trust duly created and validly subsisting under the laws of the Province of Ontario;

      (b)   Authorization. No approvals of the unitholders of CPIF are required in connection with the execution of this Agreement or the payment of amounts pursuant to Section 3.9 and, upon the due execution and delivery of this Agreement by APT and APIF, this Agreement shall be a valid and binding agreement of each of CPIF and CPOT enforceable by APT and/or APIF against each of CPIF and CPOT in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the

                                      - 6 -

            extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;

      (c)   Reporting Issuer. CPIF is a reporting issuer in good standing in all provinces of Canada where such a concept exists and has not been notified of nor is it aware of any material default or alleged material default by it of requirements of Applicable Law;

      (d)   Continuous Disclosure Record. CPIF's annual information forms, management information circulars, financial statements and accompanying management's discussion and analyses, material change reports and other continuous disclosure documents filed on SEDAR since January 1, 2006 (collectively, the "CPIF Continuous Disclosure
            Record"), at the time filed (and if amended or superseded by a filing prior to the date of this Agreement then, on the date of such filing), (i) did not contain any material misrepresentation (as defined in Securities Laws), did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the requirements of Applicable Law. CPIF has not filed any confidential material change report with the Ontario
            Securities Commission or any other securities regulator or any stock exchange, which, as of the date hereof, remains confidential;

      (e)   Financial Statements. Since January 1, 2006, the annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements of CPIF, including the notes thereto, included in the CPIF Continuous Disclosure Record (the
            "CPIF Financial Statements") complied as to form in all material respects with applicable accounting requirements in Canada and with the published rules and regulations of applicable governing entities, the Canadian securities regulatory authorities and the
            Toronto Stock Exchange with respect thereto as of their respective dates, and have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other
            (except as may be indicated in the notes thereto). The CPIF
            Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of CPIF and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and the absence of notes thereto) and reflect in all material respects appropriate and adequate reserves in respect of contingent liabilities, if any, of CPIF and its subsidiaries and affiliated entities on a consolidated basis. There has been no change in CPIF's accounting policies, except as described in the notes to the CPIF
            Financial Statements;

      (f)   Material Changes. Since December 31, 2006, there has not been any undisclosed event or circumstance which would be reasonably expected to result in a Material Adverse Change with respect to CPIF; and no undisclosed claim, action, proceeding, litigation, investigation or inquiry has been commenced or, to the knowledge of CPIF or CPOT, threatened against CPIF or any subsidiary which, if determined adversely,

                                      - 7 -

            would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change for CPIF;

      (g)   Trustees' Circular. The trustees' circular prepared by CPIF and CPOT in connection with the Offer will, when mailed, comply with
            Applicable Law and constitute full, true and plain disclosure concerning the background to the Offer and will not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made, and will not contain any material
            misrepresentation (as defined in Securities Laws) likely, if the
            Offer is consummated, to be materially adverse to an acquiror of
            APIF units;

      (h)   Authorized Capital and Outstanding Securities. The authorized capital of CPIF consists of an unlimited number of Units, of which as at the date hereof there were 35,368,597 units issued and outstanding. CPIF also has the Debentures outstanding and
            obligations to issue an aggregate of 451,880 Units pursuant to Class
            B units of Clean Power Limited Partnership and a Special Voting
            Share of Whitecourt Power Corp., both held by CEEC. The continuous disclosure provided in respect of CPIF together with the information disclosed herein is accurate in all material respects regarding issued and outstanding subscriptions, options, warrants, conversion privileges, exchange rights or similar options, calls, rights, commitments or agreements of any character creating an obligation on the part of CPIF to issue, deliver or sell Units or other ownership interests in CPIF. The number of Units outstanding (together with any Units in respect of which agreements exist which provide the right for exchange into Units except with respect to the conversion of any Debentures) is equal to 35,820,477 Units. The aggregate principal amount of Debentures outstanding is equal to $55,000,000;
            and

      (i)   Termination of Agreements and Personnel. The Letter Agreement (as
            defined below) has not been amended, remains in force and effect and no event of default or circumstances which, with the passage of time or giving of notice, would lead to an event of default has occurred.

      (j)   Material Documents. CPIF and CPOT have publicly disclosed or disclosed or made available in writing to APIF pursuant to the APMI
            Confidentiality Agreement (as defined below), (including materials placed in the data room prior to February 1, 2007) all material contracts of CPIF or CPOT and all material reports on CPIF and CPOT or their assets prepared by or on their behalf.

                                    ARTICLE 3
                           COVENANTS OF CPIF AND CPOT

3.1   GENERAL. CPIF and CPOT hereby covenant that from the date hereof until the earlier of: (i) APT having taken up and paid for Units deposited under the Offer or APT having abandoned the Offer; or (ii) this Agreement having been terminated pursuant to Article 5 hereof, CPIF and CPOT will:

                                      - 8 -

      (a)   except as expressly permitted herein, not intentionally take any action of any kind which may materially reduce the likelihood of success of or interfere with or delay the take up of and payment for
            Units deposited under the Offer or the completion of the Offer;
            notwithstanding the foregoing, CPIF shall retain the ability to solicit, initiate, facilitate, encourage or entertain (including by way of furnishing non-public information or entering into any form of agreement, arrangement or understanding) enquiries or proposals with third parties which may lead to a Competing Transaction (as defined below) and shall be entitled to discuss and negotiate a potential Competing Transaction with such third party, provided such third party has entered into or enters into a confidentiality agreement (a "Confidentiality Agreement") containing such terms and conditions as are standard and customary in transactions of the same nature as the Competing Transaction and not materially less onerous to such third party than the confidentiality obligations of
            Algonquin Power Management Inc. ("APMI") pursuant to the
            confidentiality agreement dated June 27, 2006 between APMI and CPIF
            (the "APMI Confidentiality Agreement") and provided that all such information made available to the third party has (but for customary confidentiality exclusions) been, or will promptly be, provided to
            APT and APIF.

            For the purposes hereof, "Competing Transaction" means an offer or a proposal made to CPIF in writing at any time prior to the date which is ten (10) days following the expiration of the Offer, (i) to purchase or otherwise acquire all of the Units or all or
            substantially all of the assets of CPIF, directly or indirectly,
            (ii) that is made or proposed to be made by means of a take-over bid, amalgamation or plan of arrangement and available to all holders of Units or a sale of assets, assuming that the net proceeds of such sale are distributed to holders of Units, and (iii) which the Board of Trustees, with the advice of its financial advisors, reasonably believes is superior to the Offer, taking into account, without limitation, the consideration being offered, the risk of consummation and the conditions contained for the benefit of the offeror of the Competing Transaction and is prepared to recommend to the holders of Units;

      (b)   except as otherwise permitted in Section 3.6 or 5.1, and subject to the Board of Trustees receiving the fairness opinion referred to in clause 1.l(a)(v) above, through its Board of Trustees, unanimously recommend that its unitholders tender their Units to the Offer and contemporaneously with the mailing of the Offer Documents, the Board of Trustees shall issue and file a trustees' circular, including such recommendation, in all jurisdictions where the same is required in accordance with Applicable Law; notwithstanding the foregoing,
            CPIF's and CPOT's obligations to support the Offer will be subject at all times (up to the date of mailing of the Offer with respect to
            Section 3.1(b)(v)) to the following:

            (i)     receipt of all necessary material regulatory consents,
                    waivers, approvals and orders required to be obtained in
                    connection with the Offer;

            (ii)    receipt of all material third party consents required to be obtained in connection with the Offer;

                                      - 9 -

            (iii)   no legal or regulatory action to prohibit the Offer;

            (iv)    no Material Adverse Change or event or circumstances likely to lead to a Material Adverse Change with respect to APIF or
                    APT, in the opinion of CPIF, acting reasonably; and

            (v)     CPIF being satisfied, acting reasonably, with the terms of the Contingency Value Receipt;

      (c)   except as otherwise contemplated herein, use its reasonable commercial efforts to assist APT and APIF to successfully complete the transactions contemplated by this Agreement, including making and/or co-operating with APT and APIF in making all requisite regulatory filings and giving evidence in relation to such filings and in obtaining receipt of all necessary material regulatory consents, waivers, approvals and orders required to be obtained in connection with the Offer and in obtaining receipt of all material third party consents required to be obtained in connection with the
            Offer and in mailing or otherwise making the Offer to holders of
            Units and to ensure that the conditions of the Offer are satisfied and keep APT informed on a timely basis concerning the process;

      (d)   provide, to the extent practicable, a list of holders (including name, address and number of securities held) of all Units prepared by CPIF or the transfer agent of CPIF and a list of holders of options, convertible debentures or other securities evidencing a right to acquire Units, if any (with full particulars as to the purchase, exercise or conversion price, vesting and expiry date)
            prepared by CPIF (as well as a security position listing from each depositary, including The Canadian Depository for Securities
            Limited) and deliver these lists to APT within two business days after execution of this Agreement and obtain and deliver to APT thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be both in printed form and, if available, in computer-readable format; and

      (e)   subject to the provisions of Section 3.6, promptly notify APT and
            APIF of any material discussions with, or reports received from, any financial analysts or holders of Units and members of the press related to the Offer.

3.2   ONGOING ACCESS TO INFORMATION.

      (a)   Notwithstanding any pre-agreement investigation of CPIF conducted by or on behalf of APT and APIF, CPIF shall give APT and APIF and their authorized agents reasonable ongoing access during the term of this
            Agreement, upon reasonable notice to CPIF, to all of CPIF's and its subsidiaries' and affiliated entities' personnel, assets,
            properties, books, records, agreements and commitments and shall reasonably co-operate with APT and APIF and any such authorized persons in their review and furnish such persons with all
            information with respect to CPIF and its subsidiaries and affiliated entities and their ongoing operations and activities as APT and/or
            APIF or any person authorized by them may request, acting
            reasonably, including, for

                                     - 10 -

            greater certainty, information concerning outstanding payables and liabilities (whether actual or contingent).

      (b)   APT and APIF agree that any information (the "Information") obtained by them under Sections 3.1(a) and 3.2(a) or pursuant to the terms of the APMI Confidentiality Agreement will not be used by them for any purpose other than making and completing the Offer and that the
            Information will be kept confidential by APT and APIF in accordance with the terms of the APMI Confidentiality Agreement.

3.3   TAKE-OVER BID CIRCULAR AND TRUSTEES' CIRCULAR. APT shall provide CPIF with a draft copy of the take-over bid circular relating to the Offer prior to the mailing thereof and shall provide CPIF with a reasonable opportunity to review and provide comments thereon. CPIF shall provide APT with a draft copy of any trustees' circular to be issued prior to the mailing thereof and shall provide
APT with a reasonable opportunity to review and provide comments thereon.

3.4   OPERATION OF BUSINESS. During the period commencing on the date hereof and continuing until the Effective Date, CPIF agrees (except as expressly contemplated by this Agreement, or to the extent that APT or APIF shall otherwise consent, which consent shall not be unreasonably withheld) that it shall continue to conduct CPIF's business and those of its subsidiaries and affiliated entities in the ordinary course consistent with past practice and that it shall:

      (a)   not declare or pay any dividend or declare, authorize or make any distribution of, on or in respect of any of its securities whether payable in cash, securities or otherwise except distributions to holders of Units (up to a maximum of $0.058334 per calendar month)
            or interest paid on the Debentures, both as approved by the Board of
            Trustees or CPLMP (as defined below) and in the normal course consistent with past practice;

      (b)   with the exception of the redemption of Units for cash made in accordance with the provisions of the CPIF trust declaration
            (provided that the trustees of CPIF shall not have waived any limitation on the monthly amount of such redemptions), not issue or purchase or otherwise acquire any Units or Debentures or securities convertible into, or rights, warrants or options to acquire, any such Units or Debentures or other convertible or exchangeable securities or attempt to induce any person to purchase such security or right, other than pursuant to the Offer or as permitted in this
            Agreement or make any other change in its capitalization;

      (c)   not grant to any trustee, director, officer or employee of CPIF or any of its subsidiaries or any of its affiliated entities any increase in compensation or in severance or termination pay or enter into any employment or other agreement with any trustee, director, officer or employee of CPIF or any subsidiary or affiliated entity;

      (d)   not amend its trust indenture in respect of the Units or the trust indenture in respect of the Debentures;

      (e)   except as expressly contemplated by this Agreement, not enter into any transaction or perform any act which might (i) interfere with or delay the take up and payment for Units deposited under the Offer or the completion of the Offer, or (ii) adversely

                                     - 11 -

            affect CPIF's or CPOT's ability to perform its covenants and agreements under this Agreement;

      (f)   not, nor permit any of its subsidiaries or affiliated entities to, make any investments in other companies or entities or grant any loans other than intercompany loans;

      (g)   without providing APT with prior written notification, not, nor permit any of its subsidiaries or affiliated entities to:

            (i)     incur any additional indebtedness or other obligation nor
                    enter into any agreement, which has a monetary impact of
                    more than $5,000,000;

            (ii)    sell, lease or otherwise dispose of (other than in the
                    normal and ordinary course) any material portion of the
                    assets or business comprising CPIF, its subsidiaries and
                    affiliated entities; and

            (iii)   enter into any material commitment, contract, agreement or transaction (including any sale of assets) or amend any
                    existing material commitment, contract, agreement or
                    transaction.

            For clarification, other than its obligation to provide
            notification, CPIF shall not require any approval from APT and/or
            APIF to undertake any of the activities set out in Section 3.4(g)
            and the provision of such notice shall be without prejudice to APT's right to assert the occurrence of a Material Adverse Change with respect to CPIF pursuant to the conditions set out in Schedule "A"
            hereto.

The management agreement between Clean Power Inc. ("CPI") and CPOT dated October
31, 2001 (as amended) (the "Management Agreement") and the administration agreement between CPI and CPIF dated October 31, 2001 (as amended) (the
"Administration Agreement") will be terminated upon the Effective Date in accordance with the letter agreement dated June 7, 2006 (the "Letter Agreement")
between Clean Power Management LP ("CPMLP"), CPI and CPOT.

Prior to the expiry of the Offer, CPIF shall obtain undated resignations (which will become effective only if APT acquires a majority of the Units outstanding on the Effective Date) from all of the trustees of CPOT, the officers of CPIF, if any, and all of the officers, directors and employees of CPMLP, CPI or any of their affiliates who hold management positions with CPIF, CPOT or any of its subsidiaries or investor entities that they hold by reason of their affiliation with CPOT (other than representatives of CPI and its affiliates who are directors and officers of Chapais Electrique Lirnitee) and CPIF shall obtain releases from CPI and CPMLP with respect to any claims they may have against
CPIF and its subsidiaries and affiliated entities (other than (i) with respect to existing indemnification obligations under agreements between such parties or such parties and others and (ii) in respect of amounts payable to CPMLP pursuant to either the Management Agreement or the Administration Agreement on account of expenses paid on behalf of CPOT or CPIF or for services provided to CPOT or CPIF in accordance with the terms thereof since the date of the last quarterly invoice in accordance with past practice). On or immediately following the
Effective Date, the parties acknowledge and agree that the Board of Trustees will be reconstituted to consist of nominees of APT, which shall be implemented by the resignation of each of the trustees who is not a nominee of APT and the appointment by the remaining quorum of trustees of an equal number of

                                     - 12 -

nominees of APT to fill the vacancies so created (and effected without the necessity for calling a unitholders' meeting). The foregoing is not intended to deprive CPI, CPMLP or Clean Power Management GP Inc. or any of their respective affiliates of the benefits of the Operating and Management Agreement between
Probyn Whitecourt Management Inc. and Whitecourt Power Limited Partnership dated
November 14, 2001 and the Operating, Management and Maintenance Agreement
between Probyn Power Services Inc. and Chapais Energie Societe en Commandite
dated March 1, 2001 and as renewed effective November 30, 2005.

Pursuant to Section 7 of the Letter Agreement, APT confirms that it is prepared to consent to the payment referred to in such section being structured as a purchase by CPOT (or an affiliate of CPOT) of the outstanding limited partnership and general partnership units of Clean Power Management LP and the outstanding shares of Clean Power Management GP Inc. for the aggregate consideration and payable as set forth therein.

3.5   COMPLIANCE WITH LAW. In connection with the Offer, CPIF shall ensure compliance by CPIF and its subsidiaries and affiliated entities with all
Applicable Law, including, without limitation, the timely filing of any press release, material change report or other document with securities regulatory authorities in accordance with Applicable Law.

3.6   COMPETING TRANSACTION. Subject to APT failing to exercise its rights pursuant to Section 3.7 hereof, nothing shall prevent the Board of Trustees from withdrawing, modifying or changing any recommendation regarding the Offer in response to a bona fide Competing Transaction. Subject to Section 3.7, CPIF will be under no obligation to notify APT of the receipt of any proposal or offer, or any inquiry or contact with any person with respect thereto, which has been or is made relating to the acquisition of Units or assets of CPIF, including a proposal or offer in respect of which CPIF has entered into a Confidentiality
Agreement nor to notify APT upon becoming aware of a proposal which CPIF reasonably believes if made in writing would be a Competing Transaction as defined herein.

3.7   NOTIFICATION OF COMPETING TRANSACTION. Until the expiry of the Offer, CPIF shall inform APT forthwith upon the Board of Trustees concluding that there is a
Competing Transaction that it is prepared to accept but shall not withdraw its recommendation to support the Offer unless it has provided APT with notice in writing that there is a Competing Transaction and APT, within two business days after receipt of the notice contemplated above, does not publicly announce an intention to amend the terms of the Offer and APT does not amend the Offer promptly thereafter so that the Board of Trustees, with the advice of its financial advisors, reasonably believes the amended Offer is at least equal to the Competing Transaction, provided that, if more than one Competing Transaction exists, the provisions of this Section 3.7 shall only apply to and be in respect of the Competing Transaction that the Board of Trustees concludes is the superior transaction and has so notified APT.

3.8   NO OUTSTANDING OPTIONS, ETC. Except for the (i) Debentures issued by CPIF pursuant to the trust indenture dated as of June 29, 2004 between CPIF and
Computershare Trust Company of Canada and (ii) the Class B units of Clean Power
Limited Partnership and the one Special Voting Share of Whitecourt Power Corp.,
in each case, held by CEEC, CPIF represents and warrants to APT and APIF that there are no outstanding options, warrants or other securities representing an equity interest in CPIF or any of its subsidiaries or affiliated entities other than the outstanding Units and

                                     - 13 -

that there are no outstanding securities convertible into or exchangeable for
Units of CPIF or an equity interest in any subsidiary or affiliated entity of
CPIF.

3.9   PAYMENTS TO APIF.

      (a)   COST REIMBURSEMENT AND FEE. If (i), except as permitted in Section
            3.1(b) or 5.1, the Board of Trustees withdraws its support or otherwise changes its recommendation to unitholders to accept the
            Offer, provided that such withdrawal or change is not caused by
            APT's failure to perform, in any material respect, its obligations under this Agreement (it being acknowledged that APT is under no obligation to increase the consideration per Unit under Section
            3.7); (ii) CPIF or CPOT breaches this Agreement in any material respect or any of the representations and warranties of CPIF and/or
            CPOT set out in this Agreement were not true and correct in all material respects as at the date of this Agreement or become untrue or incorrect at any time prior to the Effective Date; (iii) if a majority of the holders of Units do not accept the Offer; or (iv) a
            Competing Transaction is completed within six months of the date hereof, then, in recognition of the efforts of APT, CPIF will reimburse APT in an amount equal to the actual out-of-pocket costs and expenses incurred by APT, APMI and/or their affiliated entities in connection with making the Offer up to $850,000 (the "Cost
            Reimbursement") and, in the event Sections 3.9(a)(i), (ii) or (iv)
            are applicable, also pay APT a fee equal to $1,750,000 (the "Fee").

      (b)   PAYMENT OF AMOUNTS.

            The Cost Reimbursement and Fee set out in Section 3.9(a) above shall be payable by CPIF as follows:

            (i)     the Cost Reimbursement will be paid within 10 business days after the condition leading to the obligation for payment
                    pursuant to Section 3.9(a) comes into effect; and

            (ii)    the Fee will be paid upon the date which is:

                    (A)   the earlier of July 31,2007 and, in the event Sections
                          3.9(a)(i) or (ii) are applicable, 10 business days
                          after the condition leading to the obligation for
                          payment pursuant to Section 3.9(a) came into effect;
                          or

                    (B)   in the case of a Competing Transaction, the date of
                          completion of such Competing Transaction.

                                    ARTICLE 4
                            COVENANTS OF APT AND APIF

4.1   GENERAL. APT hereby covenants to use all reasonable commercial efforts to successfully complete the transactions contemplated by this Agreement, including making and/or cooperating with CPIF in making all requisite regulatory filings, including under the Competition Act (Canada),

                                     - 14 -

and giving evidence in relation to such filings and in obtaining receipt of all necessary material regulatory consents, waivers, approvals and orders required to be obtained in connection with the Offer and in obtaining receipt of all material third party consents required to be obtained in connection with the
Offer, and in mailing or otherwise making the Offer to holders of Units and to ensure that the conditions of the Offer are satisfied and to keep CPIF informed on a timely basis concerning the process.

4.2   MODIFICATION OF OFFER. APT agrees that it will not amend, modify or change the Offer without the prior written consent of CPIF, other than to increase the consideration under the Offer, extend the expiry date of the Offer, waive any conditions to the Offer, comply with the legal obligations of APT or make such other amendments, modifications or changes as will not be adverse to holders of
Units. APT shall provide a draft of any proposed amendment, modification or change to the Offer and all instruments relating to the Contingency Value
Receipt to CPIF and shall consult with CPIF with respect to the terms and conditions of such proposed amendment, modification or change of the Offer and instruments relating to the Contingency Value Receipt.

4.3   DEBENTURES. If APT takes up Units under the Offer and the "Change of
Control" provisions under the trust indenture made as of June 29, 2004 between
CPIF and Computershare Trust Company of Canada apply, APIF covenants and agrees to provide CPIF with sufficient funds to enable CPIF to purchase all Debentures put to CPIF which are payable in cash in accordance with the terms of such trust indenture.

4.4   DIRECTORS' AND OFFICERS' INSURANCE. If APT takes up and pays for Units pursuant to the Offer, APT will cause CPIF to provide ongoing trailer or discovery period insurance coverage for the current and past officers of CPIF and trustees and officers of CPOT and directors and officers of Clean Power GP
Inc. and the directors and officers of subsidiaries and affiliated entities on terms substantially equivalent to the terms of the currently applicable directors' and officers' LIABILITY insurance coverage for a period of six years after the Effective Date.

4.5   COMPLIANCE WITH LAW. In connection with the Offer, APT shall ensure compliance with all Applicable Law. including, without limitation, the timely filing of any required documents with securities regulatory authorities in accordance with Applicable Law.

4.6   POST-TRANSACTION COVENANT. If APT takes up and pays for Units pursuant to the Offer, APT will use commercially reasonable efforts to acquire the balance of the Units that are not so tendered as soon as practicable after completion of the Offer using the compulsory acquisition provisions under the CPIF trust indenture governing the Units, if permitted to do so thereunder, and if APT determines that it is unable to use such compulsory acquisition provisions, to propose some other reorganization or combination of CPIF with APT or a subsidiary or related entity of APT for a consideration per Unit of not less than the Offer Price, if possible to do so under and subject to compliance with, all Applicable Laws, rules and regulations.

4.7   JOINT AND SEVERAL LIABILITY OF APIF. APIF hereby agrees that it shall be jointly and severally liable with APT in respect of the due and timely performance by APT of its obligations hereunder. For greater certainty, APIF acknowledges that it is primarily responsible for the performance of the obligations of APT under this Agreement and that APIF is legally bound by the terms of this Agreement in respect of its relationship with APT and notwithstanding whether APT,

                                     - 15 -

for whatever reason, is not able to fulfil its obligations under this Agreement.
APIF will provide APT with the number of units of APIF necessary to consummate the Offer.

                                    ARTICLE 5
                                   TERMINATION

5.1   TERMINATION BY CPIF. CPIF, when not in default in the performance of its obligations under this Agreement may, without prejudice to any other rights, terminate this Agreement by notice to APT and APIF if:

      (a)   the Offer has not been made on or before the time provided for in
            Section 1.1 of this Agreement:

      (b)   subject to Section 4.2, the Offer does not substantially conform or is modified in a manner not to conform with the description thereof in this Agreement;

      (c)   Units validly deposited under the Offer and not withdrawn have not, for any reason whatsoever, been taken up and paid for on or before the expiry of ten days after the expiry of the Offer;

      (d)   either of APT or APIF breaches this Agreement in any material respect;

      (e)   any of the representations and warranties of APT and/or APIF set out in this Agreement were not true and correct in all material respects as at the date of this Agreement or become untrue or incorrect in any material respect at any time prior to the Effective Date;

      (f)   a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that CPIF shall have, upon becoming aware of such order, decree, ruling or action, used all commercially reasonable efforts to remove such order, decree or ruling or cease such action;

      (g)   the Cost Reimbursement and Fee contemplated in Section 3.9 shall have been paid by CPIF to APT in accordance with the terms thereof;

      (h)   APT has been notified by CPIF of a Competing Transaction in accordance with Section 3.7 and APT does not amend the Offer as described in Section 3.7 within the time periods specified therein;
            or

      (i)   Units have not been taken up and paid for under the Offer on or before 5:00 p.m. (Toronto time) on May 14, 2007.

5.2   TERMINATION BY APT. APT, when not in default in the performance of its obligations under this Agreement may, without prejudice to any other rights, terminate this Agreement by notice to CPIF if:

                                     - 16 -

      (a)   the conditions precedent contained in Section 1.1(a) of this
            Agreement are not satisfied or waived by APT at the time of the making of the Offer or the conditions precedent contained in
            Schedule "A" are not satisfied or waived by APT on or prior to the expiry of the Offer;

      (b)   a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that APT shall have, upon becoming aware of such order, decree, ruling or action, used all commercially reasonable efforts to remove such order, decree or ruling or cease such action;

      (c)   any of the representations and warranties of CPOT and/or CPIF set out in this Agreement were not true and correct in all material respects as at the date of this Agreement or become untrue or incorrect in any material respect at any time prior to the Effective
            Date;

      (d)   the circumstances entitling APT to payment under Section 3.9 are in effect; or

      (e)   either of CPIF or CPOT breaches this Agreement in any material respect.

5.3   MUTUAL TERMINATION. This Agreement may also be terminated by mutual written consent of APT and CPIF.

5.4   EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in this Article 5, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of APT, APIF, CPIF or CPOT hereunder except as set forth in Sections 3.2(b), 3.9 and 6.1 (provided that in the case of Section 3.9, the right of payment in Section 3.9(a)(i) or
3.9(a)(ii) arose prior to the termination of this Agreement) and this Section
5.4, which provisions shall survive the termination of this Agreement.

                                    ARTICLE 6
                                     GENERAL

6.1   DISCLOSURE. Except as required by Applicable Law, or as required by any competent governmental, judicial or other authority, or in accordance with the requirements of any stock exchange, neither APIF nor CPIF shall make any public announcement or statement with respect to this Agreement without the approval of
CPIF or APIF, as the case may be, which approval shall not be unreasonably withheld or delayed. Each party shall provide the other with a copy of its proposed disclosure prior to the release thereof. Moreover, the parties agree to use their reasonable commercial efforts to consult with each other prior to issuing each public announcement or statement with respect to this Agreement.
The parties agree that the initial press release announcing the entering into of this Agreement shall be substantially in the form set out in Schedule "C"
annexed hereto.

6.2   ASSIGNMENT. This Agreement shall not be assignable by any party hereto without the consent of the other parties, such consent not to be unreasonably withheld or delayed.

                                      -17-

6.3   TIME. Time shall be of the essence of this Agreement.

6.4   CURRENCY. All sums of money referred to in this Agreement shall mean and refer to Canadian funds.

6.5   GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of
Canada applicable therein.

6.6   ENTIRE AGREEMENT. This Agreement and the APMI Confidentiality Agreement
constitute the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreement, representation or understanding with respect thereto.

6.7   AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto; provided, however, that APT may in its sole discretion waive any condition herein which is solely for its benefit.

6.8   SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS. Each of the parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer, that APT would not make the Offer, and that CPIF would not agree to facilitate the Offer, unless this Agreement was executed, and accordingly acknowledges and agrees that a breach by a party of any covenants or other commitments contained in this Agreement will cause each of the other parties to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief, in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

6.9   NOTICES. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered or faxed, in the case of:

      (a)   APT or APIF, addressed as follows:

                      Algonquin Power Income Fund
                      2845 Bristol Circle
                      Oakville, Ontario
                      L6H 7H7

                      Attention:   Ian Robertson

                      Telecopier No.:  (905) 465-4540

                                     - 18 -

            with a copy to:

                      Blake, Cassels & Graydon LLP
                      Suite 2300
                      199 Bay Street
                      Commerce Court West
                      Toronto, Ontario
                      M5L 1A9

                      Attention:   R. Kenneth S. Pearce

                      Telecopier No.:  (416) 863-2653

      (b)   CPIF or CPOT, addressed as follows:

                      Clean Power Income Fund
                      67 Yonge Street
                      Toronto, Ontario
                      M5E 1J8

                      Attention:   H. Allen Jackson

                      Telecopier No.:  (416) 777-1190

            with a copy to:

                      Clean Power Management LP, by its general partner
                      Clean Power GP Inc.
                      67 Yonge Street,
                      Toronto, Ontario
                      M5E 1J8

                      Attention:   Stephen Probyn

                      Telecopier No.:  (416) 777-1190

            with a copy to:

                      McCarthy Tetrault LLP
                      Suite 4700
                      Toronto Dominion Bank Tower
                      Toronto Dominion Centre
                      Toronto, Ontario
                      M5K 1E6

                      Attention:   David Lever

                      Telecopier No.:  (416) 868-0673

                                     - 19 -

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or telecopy (if during normal business hours or, if not, the next business day).

6.10  EXPENSES. Except as expressly contemplated herein to the contrary, each of the parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

6.11  BUSINESS DAY. A business day for the purpose of this Agreement shall mean any day on which banks in the City of Toronto, Ontario are open for business. If the last day of a period of days is not a business day, the period shall be extended to the next following day which is a business day.

6.12  FURTHER ASSURANCES. The parties hereto shall take all steps as may be required or desirable to consummate the Offer and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to the purpose of this
Agreement and to carry out its provisions, whether before or after the Effective
Date.

6.13  COUNTERPARTS. This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

6.14  LIABILITY OF TRUSTEES AND MANAGER OF CPOT. The parties hereto acknowledge that the trustees and officers of CPOT are entering into this Agreement solely in their capacity as trustees or officers of CPOT and the obligations of CPOT hereunder shall not be personally binding upon any of the trustees, officers or manager of CPOT, any unitholder of CPOT or any annuitant under a plan of which a unitholder of CPOT is a trustee or carrier and that any recourse against the trustees, officers or manager of CPOT or any unitholder of CPOT or such an annuitant in any manner in respect of any indebtedness, liability or obligation of CPOT arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Trust Property as defined in the Trust Indenture of
CPOT dated as of October 31, 2001, as amended.

6.15  LIABILITY OF CPMLP AND UNITHOLDERS OF CPIF. The parties hereto acknowledge that CPMLP is entering into this Agreement solely in its capacity as agent on behalf of CPIF and the obligations of CPIF hereunder shall not be personally binding upon the trustee of CPIF, CPMLP, Clean Power GP Inc. or its officers, any of the unitholders of CPIF or any annuitant under a plan of which such a unitholder is a trustee or carrier and that any recourse against CPIF, the trustee of CPIF, CPMLP, Clean Power GP Inc. or it officers, any unitholder of
CPIF or such an annuitant in any manner in respect any indebtedness, obligation or liability of CPIF arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Trust Property as defined in the Trust Indenture of the Fund dated as of October 31,2001, as amended.

                                     - 20 -

6.16  LIABILITY OF TRUSTEES AND UNITHOLDERS OF APIF. The parties hereto acknowledge that APMI and an officer of APMI are entering into this Agreement solely in its capacity as the manager of APIF and solely in his capacity as an officer of APMI in its capacity as the manager of APIF and not in their personal capacity and any recourse against APIF, the trustees of APIF, APMI, the officers of APMI or any unitholders of APIF in any manner in respect of any indebtedness, obligation or liability of APIF arising hereunder, arising in connection herewith or from the matters to which this Agreement relates, if any, including, without limitation, claims based on negligence or otherwise tortious behaviour, shall be limited to, and be satisfied only out of, the assets of APIF.

6.17  LIABILITY OF TRUSTEE OF APT. The parties hereto acknowledge that APMI is, and an officer of APMI are, entering into this Agreement solely in its capacity as the manager of APT and not in its personal capacity and solely in his capacity as an officer of APMI in its capacity as the manager of APT and not in his personal capacity and any recourse against APT, the trustee of APT, APMI or the officers of APMI in any manner in respect of any indebtedness, obligation or liability of APT arising hereunder, arising in connection herewith or from the matters to which this Agreement relates, if any, including, without limitation, claims based on negligence or otherwise tortious behaviour, shall be limited to, and be satisfied only out of, the assets of APT.

                                 *  *  *  *  *

                                           Yours truly,

ALGONQUIN POWER INCOME FUND, by            ALGONQUIN POWER TRUST,
its manager,                               by its manager,
ALGONQUIN POWER MANAGEMENT                 ALGONQUIN POWER MANAGEMENT
INC.                                       INC.

By: (signed) "Ian Robertson"              By: (signed) "Ian Robertson"
    ------------------------------------       ---------------------------------
Name:  Ian Robertson                       Name:  Ian Robertson
Title: Authorized Signing Officer          Title: Authorized Signing Officer

                                     - 21 -

Accepted and agreed as of this 25th day of February, 2007.

CLEAN POWER INCOME FUND, by its            CLEAN POWER OPERATING TRUST
Administrator
CLEAN POWER MANAGEMENT LP,
by its general partner                     By: (signed) "H. Allen Jackson"
CLEAN POWER MANAGEMENT GP INC.                 ---------------------------------
                                           Name:  H. Allen Jackson
                                           Title: Chairman

By: (signed) "A. Stephen Probyn"
    ------------------------------------
Name:  A. Stephen Probyn                   By: (signed) "Rob A. Roberti"
Title: President                               ---------------------------------
                                           Name:  Rob A. Roberti
                                           Title: Chief Financial Officer

                                  SCHEDULE "A"

                             CONDITIONS OF THE OFFER

            APT reserves the right to withdraw or terminate the Offer and not take up or pay for, or may extend the period of time during which the Offer is open and postpone taking up and paying for, any Units deposited under the Offer, if any of the following conditions have not been satisfied or waived at or prior to the expiry time specified therein:

      (a)   greater than 66 2/3 % of the Units that are issued and outstanding on the expiry of the Offer, other than Units already held at the date of the Offer by or on behalf of APT or its affiliates, shall be validly deposited and not withdrawn under the Offer, determined as at the termination date of the Offer;

      (b)   all requisite regulatory and third party consents, waivers, approvals and orders, including without limitation, those of any securities regulatory authority, shall have been obtained on terms satisfactory to APT, acting reasonably, except those which, if not obtained, would not have a material adverse effect: (i) upon CPIF and its subsidiaries and affiliated entities taken as a whole which, if the Offer were consummated, would be materially adverse, in the opinion of APT, acting reasonably, to APIF as the purchaser; or (ii)
            upon APT's ability to own or exercise full rights of ownership with respect to the Units;

      (c)   no action, suit or proceeding shall have been threatened or taken before or by any court or governmental agency or other regulatory authority or by any other person and no law, regulation or policy shall have been proposed, enacted, promulgated or applied (i) to cease trade, enjoin, prohibit or impose material limitations or conditions on the Offer or the purchase by, or the sale to, APT of the Units or the right of APT to own or exercise full rights of ownership of the Units, (ii) which, if the Offer were consummated, in the opinion of APT, acting reasonably, would materially and adversely affect CPIF and its subsidiaries and affiliated entities taken as a whole or (iii) which, if the Offer were consummated, would, in the opinion of APT, acting reasonably, materially and adversely affect APT's ability to effect a compulsory acquisition of the remainder of the Units (assuming that at least 90% of the Units that are issued and outstanding and Units issuable upon the exchange, conversion or exercise of any outstanding Exchangeable
            Securities (as defined in the trust indenture referred to below)
            (other than Units and Units issuable upon the exchange, conversion or exercise of Exchangeable Securities held at the date of the Offer by or on behalf of APT or its associates or affiliates, as those terms are defined in the Business Corporations Act (Ontario)) shall have been validly deposited and not withdrawn under the Offer) on the same terms as the Units acquired under the Offer pursuant to the provisions of Section 3.26 of CPIF's trust indenture (the "Unit
            Trust Indenture") dated October 31, 2001 between Computershare Trust
            Company of Canada and Clean Power Inc. (a "Compulsory Acquisition")
            or a subsequent going private transaction implemented by APT after the Effective Date pursuant to which APT may seek to cause a special meeting of unitholders of CPIF and APT or

                                      - 2 -

            affiliates of APT for the purposes of enabling APT to acquire all of the Units not deposited under the Offer;

      (d)   there shall not have occurred (or, if there shall have previously occurred, there shall not have been disclosed, generally or to either APT or APIF or any of their affiliated entities in writing, prior to the commencement of the Offer) any change (or any condition, event or development involving a prospective change) in or any effect, event or occurrence with respect to the business, facilities, operations, assets, obligations, capitalization, condition (financial or otherwise), results of operations, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of CPIF and its subsidiaries and affiliated entities taken as a whole which, if the Offer were consummated, would, in the opinion of APT, acting reasonably, be materially adverse to APIF as the purchaser (which, for greater certainty, shall not include changes in the market price for the
            Units in and of themselves);

      (e)   there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever (excluding the Tax Fairness Plan dealing with income trusts and other flow-through entities released by the Department of Finance (Canada) on October 31, 2006, the
            Notice of Ways and Means Motion setting out a distribution tax to be applied on certain distributions and allocations from publicly-
            traded trusts and partnerships adopted by the House of Commons on
            November 7, 2006, the guidelines on "normal growth" and other matters distributed by the Department of Finance (Canada) on
            December 15, 2006 and the Draft Legislative Proposals to Implement
            the Distribution Tax on Income Funds and Partnerships released by the Department of Finance (Canada) on December 21, 2006) which, in the opinion of APT, acting reasonably, materially adversely affects, or may materially adversely affect, the financial condition, business, operations, assets, affairs or prospects of CPIF and its subsidiaries or affiliated entities, taken as a whole or which, if the Offer were consummated, in the opinion of APT, acting
            reasonably, would be materially adverse to APIF as the purchaser
            (which, for greater certainty, shall not include changes in the market price for the Units in and of themselves);

      (f)   the aggregate amount of expenses or liabilities incurred which are or will become payable after December 31, 2006 by CPOT, CPIF and their affiliated entities related to or in connection with (i) the sale process or transaction contemplated by the Offer or responding to any Competing Transactions, (ii) terminating any employees, employment agreements or consulting contracts associated with personnel located at CPIF's head office, (iii) retention bonuses payable following closing of the transaction contemplated by the
            Offer (iv) termination of office or equipment leases in respect of
            CPIF's head office, and (v) amounts owing pursuant to the letter agreement dated June 7, 2006 between Clean Power Management LP,
            Clean Power Inc., CPOT and the independent trustees of CPOT has not, in the aggregate, exceeded $5,475,000, as set forth in a certificate of the Chief Financial Officer of CPIF delivered to APT two business days prior to the expiry of the Offer;

                                      - 3 -

      (g)   CPIF shall not have breached in any material respect any of its covenants set out in the Support Agreement and none of the representations and warranties of CPIF and/or CPOT set out in the
            Support Agreement shall become untrue or incorrect in any material respect, at any time prior to the Effective Date; and

      (h)   redemptions of Units pursuant to Article 6 of the Unit Trust
            Indenture from the date the Offer is publicly announced to the
            Effective Date do not exceed $1,000,000 in the aggregate.

            The foregoing conditions are for the exclusive benefit of APT. APT may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by
APT or any of its affiliates). APT may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the
Effective Date, without prejudice to any other rights which APT may have. The failure by APT at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

            Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice or other communication confirmed in writing by APT to that effect to a person selected by APT to act as depositary under the Offer
(the "Depositary") at its principal office in Toronto, Ontario. APT, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, will cause the Depositary as soon as practicable thereafter to notify the unitholders of CPIF thereof and will provide a copy of the aforementioned notice to the Toronto Stock Exchange. If the Offer is withdrawn,
APT shall not be obligated to take up or pay for any Units deposited under the
Offer and the Depositary will promptly return the certificates representing deposited Units and related documents to the parties by whom they were deposited.

                                  SCHEDULE "B"

                  CONTINGENT VALUE RECEIPT AGREEMENT TERM SHEET

1.    Definitions:

      (a)   "GRS FUNDS" means the US $7.593 million escrow account established on September 15, 2006 by or on behalf of Clean Power Income Fund
            ("CPIF") on the sale of Gas Recovery Systems, LLC ("GRS"), plus the amount of any refunds from ComEd which are paid to CPIF or PEET U.S.
            Holdings Inc. ("PEET"), after deduction of all reasonable costs and expenses incurred by APIF, CPIF or PEET, as seller, in dealing with such escrow account and matters after deducting any amounts paid by
            CPOT or PEET to the GRS Purchaser (as defined below) under the membership interest purchase agreement;

      (b)   "GRS RELEASE DATE" means the latest date that claims may be made by
            Fortistar Renewables Group LLC (the "GRS Purchaser") against the escrow account;

      (c)   "WPPI" means the Wind Power Production Incentive program and includes any similar or replacement program including the
            replacement program contemplated by the Discussion Paper on the
            ecoENERGY for Renewable Power Program dated January 2007;

      (d)   "WPPI FUNDS" means an amount equal to $3.436 million, representing the net present value (using a discount rate of 8%) of a $2/MW-hr increase for 10 years in WPPI, after deduction of all reasonable costs and expenses incurred by or on behalf of APIF, the Holders and
            CPIF in connection with obtaining such increase; provided that if the increase in incentives is less than $2/MW hour or will be paid for a period of less than 10 years, then the above amount will be reduced pro rata; and further provided that the WPPI Date has occurred within two years of the date units of CPIF are first taken up and paid for under the offer;

      (e)   "WPPI DATE" means the date of receipt by CPIF of the first cheque from NRCan respecting a to-be-agreed-upon increase in the WPPI payments regarding the Erie Shores Wind Farm, which amount is paid by NRCan pursuant to an unconditional binding written agreement between CPIF and NRCan. It is understood that: (i) "NRCan" includes any federal department or agency that administers WPPI payments and
            (ii) that "an unconditional written binding agreement" includes any legally binding obligation on NRCan to make the increased WPPI payments; and

      (f)   "NET GRS CLAIMS" means the amount of any claims made by the GRS
            Purchaser, as purchaser under the membership interest purchase agreement, including, for greater certainty, any claims pursuant to indemnification obligations with respect to the lawsuit by Hingham
            Municipal Lighting Plant against GRS and others, after deduction of:

            (i)     20% of the GRS Funds following the GRS Release Date; and

            (ii)    20% of the WPPI Funds following the WPPI Date.

      2.    If the Offer is successful, Algonquin Power Trust ("APT") will cause
            Algonquin Power Income Fund ("APIF") to issue contingent value receipts ("CVRs") to all holders of CPIF units whose units are taken up by APT under the Offer or whose units are acquired by or on behalf of APT pursuant to a compulsory acquisition transaction or a subsequent acquisition transaction completed within 120 days of the
            Effective Date ("Holders").

      3.    APT shall arrange for APIF to contribute the following amounts (the
            "Contingency Funds") to an account for payment to the Holders in accordance with the terms set out below:

            (a)   80% of the GRS Funds less the Net GRS Claims forthwith
                  following the GRS Release Date; and

            (b)   80% of the WPPI Funds forthwith following the WPPI Date.

      4.    APIF and CPIF shall not be required to participate in the
            preparation of any submissions respecting obtaining increased WPPI incentive payments and shall not be required to assume any additional obligations or liabilities in respect of obtaining same nor consent to any amendments to the existing WPPI agreement (other than in respect of increasing the amount of incentive payments as contemplated above).

      5.    Any funds standing to the balance of the Contingency Funds shall be distributed, pro-rata, to each beneficial Holder of record within thirty (30) days of the occurrence of the GRS Release Date or WPPI
            Date, respectively, after deduction of the reasonable costs incurred by APIF in administering the register of Holders provided that, if any claims have been made by the GRS Purchaser but not settled, a reserve can be maintained in respect of such claims until settled.

      6.    CVRs will not be transferable (except upon death or other operation of law).

      7.    APIF will administer the register of Holders of CVRs.

      8.    APIF/CPIF shall not be required to fund any of the costs or expenses of obtaining any increase in the WIPPI incentive payments; provided that if WIPPI Funds are payable then APIF shall pay to such parties prosecuting same their reasonable costs and expenses incurred relating thereto out of such WPPI Funds.

                                  SCHEDULE "C"

                              FORM OF PRESS RELEASE

PRESS RELEASE
FOR IMMEDIATE RELEASE

ALGONQUIN POWER INCOME FUND PROPOSES TO ACQUIRE CLEAN POWER INCOME FUND

TORONTO, February o, 2007 - Algonquin Power Income Fund ("APIF") and Clean Power
Income Fund ("CPIF") announced today that they have entered into a support agreement in respect of an offer (the "Offer") to be made by Algonquin Power
Trust ("APT"), the sole beneficiary of which is APIF, to acquire all of the outstanding trust units of CPIF. The Offer values each unit of CPIF at $o per unit, based on the last 20-day volume weighted average price of APIF units and including the full value of the contingency value receipt ("CVR") described below. The entering into of the support agreement has been approved by the
Boards of Trustees of both APIF and Clean Power Operating Trust ("CPOT"), the sole beneficiary of which is CPIF.

The Offer will be made by way of a take-over bid with consideration equal to (a)
the issuance of o trust units of APIF for each CPIF trust unit (which represents an equivalent value of $o based on the last 20-day volume weighted average price of APIF units of $o) plus (b) a CVR, which receipt will entitle the holder thereof, subject to certain conditions, to a payment in cash of an amount up to approximately $o per CPIF trust unit. The CVRs represent the right to receive
80% of the balance (after deduction of all claims and costs) of both the
US$7.593 million reserve fund established by CPIF for claims made in connection with the sale of Gas Recovery Systems, LLC and $3.436 million in the event Erie
Shores Wind Farm qualifies for Wind Power Production Incentive of $10/MwH.

The Board of Trustees of CPOT has, upon the recommendation from its Special
Committee and after consultation with its financial and legal advisors, determined that the Offer is in the best interests of CPIF unitholders and has agreed to support the Offer and recommend that CPIF unitholders accept the
Offer.

"The acquisition of CPIF is highly complementary to APIF and represents an important step in the execution of APIF's continuing strategy to acquire high quality, long-lived assets that generate stable and sustainable cash flows. The
CPIF assets are well positioned to complement APIF's existing technologies and to leverage APIF's technical and operating expertise", commented Ian Robertson, a senior manager of APIF. "The acquisition enables APIF to minimize the impact of the proposed changes to taxation policies for income trusts beyond 2011, reduces APIF's foreign exchange exposure, and results in a longer average power purchase agreement life for the combined portfolio." The acquisition of CPIF is expected to be accretive to APIF.

John Fox, Chairman of the Special Committee, stated that "this merger with APIF represents the best outcome for CPIF unitholders and culminates a lengthy and exhaustive unitholder value enhancement process undertaken over the course of the past year. The transaction provides CPIF

unitholders ongoing participation in a stronger, larger and more liquid combined entity. The Board believes that the transaction is in the best interest of CPIF unitholders and has agreed to support the Offer and recommends that CPIF unitholders accept the Offer. As part of the agreement signed today, CPIF has retained the right to solicit alternative proposals from third parties during the period the Offer is open for acceptance and to consider any proposals which may arise."

Scotia Capital Inc., the financial advisor to CPOT, has provided an opinion to the Board of Trustees of CPOT that the consideration to be received under the proposed Offer is fair, from a financial point of view, to unitholders of CPIF.

The support agreement provides for the payment by CPIF of a break fee equal to
$1,750,000 plus the amount of third party costs incurred by APIF, to a maximum of $850,000, under certain circumstances. The support agreement also contemplates termination of the management agreement and the administration agreement that Clean Power Management LP (the "Manager/Administrator") has with
CPOT and CPIF, respectively, under the terms previously agreed to between the
Manager/Administrator and CPOT.

It is anticipated that details of the Offer will be mailed to CPIF unitholders on or before February o, 2007. The Offer is expected to be open for acceptance for a period of 35 days from mailing unless withdrawn or extended. The Offer will be conditional upon, among other things, at least 66 2/3% of the outstanding CPIF trust units (other than trust units held at the date of the
Offer by or on behalf of APIF or its affiliates) being validly deposited under the Offer and there not occurring any material adverse change in the business, facilities, operations, assets or liabilities of CPIF and/or any of its subsidiaries or affiliated entities, taken as a whole.

In addition to its trust units, CPIF has 6.75% convertible debentures outstanding in the principal amount of $55 million (the "Convertible
Debentures"). APIF intends to make an offer by way of a take-over bid for the acquisition of the Convertible Debentures and it is anticipated that APIF will announce the terms of such additional offer prior to the expiry of the Offer.
Pursuant to the Trust Indenture governing the Convertible Debentures, holders of
Convertible Debentures may put their debentures to CPIF upon a change of control and CPIF has the option to pay such debentures in cash or by delivering up CPIF trust units. If CPIF elects to pay for any Convertible Debentures so delivered in cash, APIF has set aside sufficient funds to enable CPIF to do so. The Offer is not conditional upon the outcome of any offer or transaction involving the
Convertible Debentures.

CONFERENCE CALL

APIF will host a live conference call at [time] on [day], February o, 2007. To participate by telephone, please call o or toll free at o across North America.
An archived telephone recording of the call will be available until February o,
2007 by calling o or o and using confirmation number o.

ABOUT ALGONQUIN POWER

Algonquin Power Income Fund is an open-ended investment trust that owns and has interests in a diverse portfolio of power generating and infrastructure assets across North America, including 47 hydroelectric facilities, five natural gas-fired cogeneration facilities, 17 alternative fuels facilities and 15 water reclamation and distribution facilities. Algonquin Power Income Fund was established in 1997 to provide unitholders with sustainable, highly stable and growing cash flows through a diversified portfolio of energy and infrastructure assets. Algonquin Power Income Fund's units and convertible debentures are traded on the Toronto Stock Exchange under the symbols APF.UN and
APF.DB/APF.DB.A respectively, and units are included in the S&P/TSX Composite
Index. More information about Algonquin Power Income Fund can be found at
wvvw.AlgonquinPower.com.

ABOUT CLEAN POWER

Clean Power Income Fund is an open-ended investment trust that is invested in 15 power generating facilities located in Quebec, Ontario, Alberta, British
Columbia and four U.S. states with a total capacity of 303 MW. Three environmentally preferred technologies -- windpower, waterpower and biomass --
deliver electricity almost exclusively under long-term sales contracts and at minimal to zero fuel cost.

Clean Power Income Fund is the first income fund to be certified under the
Government of Canada's Environmental ChoiceM Program. Clean Power Income Fund's
units and convertible debentures are listed and posted for trading on the
Toronto Stock Exchange under the symbols "CLE.UN" and "CLE.DB", respectively.

More information about Clean Power Income Fund can be found at
www.cleanpowerincomefund.com.

For more information, contact:

Kelly Castledine
Algonquin Power Income Fund
2845 Bristol Circle
Oakville, Ontario, L6H 7H7
905-465-4500
Fax 905-465-4514
APIF@AlgonquinPower.com

Clean Power Income Fund
67 Yonge Street, 16th Floor
Toronto, Ontario M5E IJ8
I-866-XXX-XXX
Fax 416-777-1190
info@cleanpowerincomefund.com